                                                                      EXHIBIT 12

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                YEARS ENDED DECEMBER 31,
                                                          ------------------------------------
                                                            2001          2000          1999
                                                          ---------    -----------    --------
                                                             (IN THOUSANDS, EXCEPT RATIOS)
Earnings:
  Net loss..............................................  $(142,298)   $(2,029,123)   $(32,151)
     Add:
       Equity in loss applicable to ordinary partnership
          interests of Globalstar, L.P. ................    142,298      1,667,761      81,861
     Equity in loss applicable to preferred partnership
       Interests of Globalstar, L.P. ...................                   356,944
     Amortization of excess carrying value in
       Globalstar, L.P. ................................                    31,840
     Interest expense...................................                                 2,510
                                                          ---------    -----------    --------
Earnings available to cover fixed charges(1)............  $      --    $    27,422    $ 52,220
                                                          =========    ===========    ========
Fixed charges -- preferred dividends....................  $  26,562    $    27,422    $ 52,220
                                                          =========    ===========    ========
Ratio of earnings to fixed charges......................        N/A             1x          1x
                                                          =========    ===========    ========
Deficiency of earnings to cover fixed charges...........  $  26,562            N/A         N/A
                                                          =========    ===========    ========

---------------
(1) The earnings of GTL available to cover fixed charges, consist solely of dividends from Globalstar, L.P. on the redeemable preferred partnership interests held by GTL.

                                GLOBALSTAR, L.P.

                 DEFICIENCY OF EARNINGS TO COVER FIXED CHARGES

                                                               YEARS ENDED DECEMBER 31,
                                                         -------------------------------------
                                                           2001          2000          1999
                                                         ---------    -----------    ---------
                                                                    (IN THOUSANDS)
Net loss...............................................  $(575,511)   $(3,785,671)   $(180,364)
Dividends on redeemable preferred partnership
  interests............................................    (26,562)       (30,730)     (52,220)
Capitalized interest...................................         --         (8,132)    (233,785)
                                                         ---------    -----------    ---------
Deficiency of earnings to cover fixed charges..........  $(602,073)   $(3,824,533)   $(466,369)
                                                         =========    ===========    =========

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